EXHIBIT 21.1

                                  SUBSIDIARIES
                                  ------------

AUTOMED SOFTWARE CORP.
----------------------
A Nevada Corporation.

SILVER SHADOW PROPERTIES, LLC
-----------------------------
A Nevada single member limited liability company.

HEALTHCARE BUSINESS SERVICES GROUPS, INC.
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A Delaware corporation.

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